As filed with the Securities and Exchange Commission on February 17, 2012

Registration No. 333-159647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1445956
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

112 Market Street, Harrisburg, PA	17101
(Address of principal executive offices)	(Zip code)

Andrew S. Samuel

Chairman & Chief Executive Officer

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

(717) 231-2700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Carl D. Lundblad, Esquire General Counsel, Tower Bancorp, Inc. 112 Market Street Harrisburg, Pennsylvania 17101 (717) 231-2700	Kenneth J. Rollins, Esquire Rhoads & Sinon LLP One South Market Square, 12th Floor Harrisburg, Pennsylvania 17108-1146 (717) 233-5731

Approximate date of commencement of proposed sale to the public: Tower Bancorp, Inc. is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Tower Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statement on Form S-3 (File No. 333-159647), filed with the Securities and Exchange Commission on June 1, 2009 (the “Registration Statement”), to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, no par value per share (the “Common Stock”), issuable by the Company pursuant to its Dividend Reinvestment and Stock Purchase Plan previously registered by the Company pursuant to the Registration Statement.

Pursuant to an Agreement and Plan of Merger dated as of June 20, 2011, as amended (the “Merger Agreement”), by and between the Company and Susquehanna Bancshares, Inc. (“Susquehanna”), the Company is being merged with and into Susquehanna, effective as of February 17, 2012 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive either 3.4696 shares of Susquehanna common stock, par value $2.00 per share, or $28.00 cash.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on February 17, 2012.

TOWER BANCORP, INC.
(Registrant)

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 24, 2012.

Signature	Capacity

/s/ Andrew S. Samuel	Chairman, Chief Executive Officer & Director
Andrew S. Samuel	(Principal Executive Officer)

/s/ Mark S. Merrill	Chief Financial Officer
Mark S. Merrill	(Principal Financial Officer)

/s/ Clifford E. DeBaptiste	Director
Clifford E. DeBaptiste

/s/ Jeffrey F. Lehman	Director
Jeffrey F. Lehman

/s/ Kenneth R. Lehman	Director
Kenneth R. Lehman

/s/ Edward A. Leo	Director
Edward A. Leo

/s/ Charles C. Pearson, Jr.	Director
Charles C. Pearson, Jr.

/s/ Michael A. Peck	Director
Michael A. Peck

Director
William E. Pommerening

/s/ Robert E. Poole, Jr.	Director
Robert E. Poole, Jr.

Signature	Capacity

/s/ Terry L. Randall	Director
Terry L. Randall

/s/ Hasu P. Shah	Director
Hasu P. Shah

Director
Klare S. Sunderland